Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Apogee Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.33 1/3 per share	Other (2)	150,000	$61.57	$9,235,500.00	$.00014760	$1,363.16
Total Offering Amounts					$9,235,500.00		$1,363.16
Total Fee Offsets							--
Net Fee Due							$1,363.16

(1)
This Registration Statement covers the issuance of 150,000 shares of common stock of Apogee Enterprises, Inc. (the “Registrant”), par value $.33 1/3 per share (“Common Stock”), to be issued under the Registrant’s 2019 Non-Employee Director Stock Plan, as Amended and Restated (2024) (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which, to be offered or sold pursuant to the Plan described herein in the event of a stock split, stock dividend or similar transaction.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Common Stock on June 17, 2024, as reported on the Nasdaq Global Select Market.